Exhibit 99.1

Eversource Completes Acquisition of Aquarion Water Company

Becomes the only U.S.-based energy company to also own a water utility,

serving nearly 4 million customers across New England

HARTFORD, Conn., and BOSTON, Mass. (Dec. 4, 2017) – Eversource achieved an important milestone today, closing on its purchase of the Aquarion Water Company and in the process becoming the only U.S.-based electric utility to also own a water utility. With all required regulatory approvals now received, Aquarion becomes part of Eversource, with nearly 4 million electric, natural gas and water customers combined in Connecticut, Massachusetts and New Hampshire.

“We have worked hard to be there when our customers need us for gas and electricity. By joining with Aquarion we are excited to add clean water to that commitment to a clean, sustainable future,” said Eversource Chairman, President and Chief Executive Officer Jim Judge. “As part of Eversource, Aquarion will remain a locally-owned company with access to the resources it will need for investments to ensure ongoing reliability and customer service.”

“Our complementary business lines and shared commitment to operational excellence bode very well for our customers and the communities we serve,” said Aquarion President and Chief Executive Officer Charles V. Firlotte. “At Aquarion, we’re very proud of the history of superior customer satisfaction earned by our employees and we look forward to growing it even further with the Eversource team.”

Aquarion is highly respected in the industry, with top customer favorability ratings and an impressive team of more than 300 employees. Eversource’s committed 8,000 employees work tirelessly every day to provide sustainable energy solutions and power the possible for New England, serving 3.7 million electric and natural gas customers in Connecticut, Massachusetts and New Hampshire. Aquarion serves nearly 230,000 customers in the same states. Aquarion will operate as a wholly-owned subsidiary of Eversource.

About Eversource:

Eversource (NYSE: ES) transmits and delivers electricity and natural gas and supplies water to approximately 4 million customers in Connecticut, Massachusetts and New Hampshire. Recognized as the top U.S. utility for its energy efficiency programs by the sustainability advocacy organization Ceres, Eversource harnesses the commitment of its more than 8,300 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. For more information, please visit our website (www.eversource.com) and follow us on Twitter (@EversourceCorp) and Facebook (facebook.com/EversourceEnergy). For more information on our water services, visit www.aquarionwater.com.

CONTACTS:

Eversource

Media Inquiries:

Caroline Pretyman

617-424-2460

caroline.pretyman@eversource.com

Investor Inquiries:

Jeff Kotkin

860-665-5154

jeffrey.kotkin@eversource.com

Aquarion Water Company

Media Inquiries:

Peter Fazekas

203-336-7651

pfazekas@aquarionwater.com

###